Exhibit 10.5

SPECIAL INCENTIVE AGREEMENT
Between Bank of Hawaii and ______________ dated January 24, 2014

THIS SPECIAL INCENTIVE AGREEMENT (“Agreement”) is made and entered into effective on January 24, 2014 (“Effective Date”) by and between Bank of Hawaii Corporation and Bank of Hawaii (collectively “the Bank”) and ________________ (“you” or “your”), and as approved by the Human Resources & Compensation Committee of the Bank’s Board of Directors (the “Compensation Committee”).

WITNESSETH THAT:

In consideration of the mutual promises and covenants hereto of the parties, the sufficiency of which is hereby acknowledged by both parties, the Bank and you agree to the following terms of this Agreement:

1.	Duties for the Bank. You will continue in at-will employment with the Bank in the position of _______________________ or in any other position as determined by the Bank.

2.	Special Incentive Payment (“Monetary Consideration”).

a.
Provided that (1) you remain employed with the Bank through February 1, 2017, (the “Incentive Date”), and (2) the Performance Conditions (defined below) are satisfied as of the Incentive Date, then you will be entitled to a payment of $345,000.00 (the “Incentive Payment”), less amounts required to satisfy tax withholding or other withholding liabilities under state or federal law. The Incentive Payment payable to you will be paid as a single lump sum no later than March 1, 2017 (the “Incentive Payment Date”).

b.
Notwithstanding the foregoing to the contrary, if your employment with the Bank is terminated prior to the Incentive Date by reason of your death, disability (within the meaning of the long-term disability plan sponsored by the Bank), retirement (within the meaning of the Employee’s Retirement Plan of Bank of Hawaii), or a favorable termination without cause as determined by the Compensation Committee, you (or your estate), as the case may be, will be entitled to the Incentive Payment specified in Section 2a of this Agreement on the Incentive Payment Date provided the Performance Conditions (defined below) are satisfied as of the Incentive Date.

c.
In the event a “Change-in-Control” within the meaning of the Bank’s Change-in-Control Retention Plan (amended and restated effective December 17, 2009) occurs prior to the Incentive Date, and provided you remain employed with the Bank through the Change-in-Control date but are thereafter involuntarily terminated from employment with the Bank without cause after the Change-in-Control date but prior to the Incentive Date, the Performance Conditions in 2d below shall be deemed to have been satisfied as of your termination date and you will be entitled to the Incentive Payment specified in Section 2a of this Agreement with payment made to you within thirty (30) days of your termination date. Notwithstanding the foregoing sentence to the contrary, in the event you are a covered employee under 162(m) for the calendar year in which your employment terminates, then payment will be made to you in the calendar year following your termination, but not later than March 15 of such calendar year.

d.
Unless otherwise provided, if you fail to remain employed with the Bank through the Incentive Date, or if the Performance Conditions have not been satisfied as of the Incentive Date, you will completely forfeit any rights to the Incentive Payment on your termination date or the Incentive Date, whichever first occurs.

e.
For purposes of this Agreement, “Performance Conditions” are satisfied if and only if the Bank has achieved positive net income for each of the entire calendar years ending 2014, 2015, and 2016, as publicly announced by the Bank in its earnings releases for each such calendar year.

f.
In the event that, at the time of payment, you are a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank’s Compensation Committee must certify in writing that the Performance Conditions were satisfied before payment of the Incentive Payment can be made.

3.
Where Notices are to be Sent. Any notice required or permitted by this Agreement shall be in writing sent to the following addresses: For you, ___________________________; for the Bank, Bank of Hawaii, Human Resources #320, P. O. Box 2900, Honolulu, HI 96846-6000.

4.
Enforcing this Agreement. To the extent permitted by law, if you breach any of your obligations under this Agreement, the Bank will be entitled to recover the benefits paid under this Agreement and to obtain all other relief provided by law or equity.

5.	Interpretation of this Agreement. In deciding any question about the parties’ intent in creating this Agreement, the following rules will be applied:

a.	If any provision of this Agreement is deemed to be unlawful, the provision will be deemed deleted from this Agreement and the remainder of the Agreement will continue in effect.

b.
The paragraph headings and other guides in this Agreement, as well as any cover letter or other documents accompanying it, are only intended to improve the readability of the Agreement, and not to alter its substance.

c.	This Agreement is formed at Honolulu, Hawaii, and is to be interpreted and enforced under the applicable federal and Hawaii state laws.

d.
This Agreement represents the complete agreement of the parties and supersedes any and all prior agreements unless otherwise specified in this Agreement. In consideration for this Agreement and the benefits hereunder, you waive all rights and forever forfeit any benefits under any other agreements unless otherwise specified in this Agreement.

e.	This Agreement may only be amended in writing signed by both you and the Bank.

f.	This Agreement is not intended to be and is not an admission of any fact or wrongdoing or liability by any of the parties.

g.	Nothing contained in this Agreement shall be construed as conferring upon you the right to continue in the service of the Bank as an employee or in any other capacity.

h.
This Agreement is intended to meet the requirements of Code section 409A, so that the Incentive Payment is not includible in your gross income under Code section 409A(a)(1)(A) and the terms of this Restatement shall be construed and interpreted in a manner consistent with such intent.

i.
The Incentive Payment is intended to be “qualified performance based compensation” as that term is defined under Code section 162(m), so that the Incentive Payment is deductible by the Bank when and as paid to you, and the terms of this Agreement shall be construed in a manner consistent with such intent.

j.	The Compensation Committee and/or its delegate shall have the sole authority to administer and interpret the terms of this Agreement.

To accept this Agreement, please date, sign, and return it to the Bank’s Executive Vice President and Director of Human Resources. (An extra copy for your file is provided).

BANK OF HAWAII CORPORATION and
BANK OF HAWAII

By: ________________________________
Peter S. Ho

Date: ___________________________

By signing this Agreement, I acknowledge that I have read and understand its terms.

Dated:____________________    _____________________________________

3